UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2022

W. P. Carey Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-13779	45-4549771
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor New York, New York		10001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	WPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

The information disclosed in the second, third and fourth paragraphs of Item 8.01 is hereby incorporated by reference.

Item 7.01	Regulation FD Disclosure.

On July 27, 2022, W. P. Carey Inc. (“W. P. Carey”) issued a press release announcing the results of the CPA:18 Stockholder Meeting (as defined in the Merger Agreement (as hereinafter defined)). On August 1, 2022, W. P. Carey issued a press release announcing that the previously announced merger (the “Merger”) of Corporate Property Associates 18 – Global Incorporated (“CPA:18”) with and into of CPA18 Merger Sub LLC, an indirect subsidiary of W. P. Carey (“Merger Sub”), had closed, with Merger Sub surviving the Merger and as an indirect wholly-owned subsidiary of W. P. Carey. The foregoing description is qualified in its entirety by reference to the press releases, which are attached hereto as Exhibit 99.1 and Exhibit 99.2 and incorporated by reference herein.

The information furnished pursuant to this “Item 7.01 Regulation FD Disclosure,” including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into W. P. Carey’s filings under the Securities Act of 1933, as amended.

Item 8.01	Other Events.

As previously disclosed in the current report on Form 8-K filed by W. P. Carey with the U.S. Securities and Exchange Commission on February 28, 2022 (the “Prior Report”), W. P. Carey entered into an agreement and plan of merger on February 27, 2022 (the “Merger Agreement”), with CPA:18, Merger Sub, and, for the limited purposes set forth therein, Carey Asset Management Corp. (“CAM”), W. P. Carey & Co. B.V. (“W. P. Carey BV”) and WPC-CPA:18 Holdings, LLC (the “Special General Partner”), each an indirect subsidiary of W. P. Carey, and CPA: 18 Limited Partnership (“CPA18 LP”), pursuant to which, among other things, each share of CPA18 Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) was, upon the closing of the Merger (the “Closing”), converted into the right to receive (i) 0.0978 of a validly issued, fully paid and non-assessable share of W. P. Carey Common Stock (as defined in the Merger Agreement); and (ii) $3.00 in cash (the “Cash Component”) (including the cash, if any, paid in respect of fractional shares), in each case, without interest. While the Cash Component was subject to certain potential adjustments pursuant to the terms of the Merger Agreement, none were triggered prior to the Closing. The Merger was completed on August 1, 2022. Upon the Closing, W. P. Carey (i) expects to issue approximately 13.8 million shares of W. P. Carey Common Stock and (ii) paid approximately $423.4 million, in cash, to CPA:18 stockholders. In accordance with the terms of the Merger Agreement, neither W. P. Carey nor any of its subsidiaries received any merger consideration for shares of CPA18 Common Stock owned by them.

Pursuant to the terms of the Merger Agreement, at the Closing, (i) the amended and restated advisory agreement dated as of January 1, 2015, by and among CPA:18, CPA18 LP and CAM (as amended by that certain first amendment to amended and restated advisory agreement dated as of January 30, 2018, and that certain second amendment to amended and restated advisory agreement dated as of May 11, 2020, the “Advisory Agreement”), and (ii) the amended and restated asset management agreement dated as of May 13, 2015, among CPA:18, CPA18 LP and W. P. Carey BV (as amended, the “Asset Management Agreement” and together with the Advisory Agreement, the “CPA18 Advisory Agreements”), automatically terminated without any action by any of the parties thereto. W. P. Carey earned fees and was entitled to reimbursement for certain fund management expenses under the terms of the CPA18 Advisory Agreements.

As previously disclosed, the Special General Partner is a party to that certain amended and restated limited partnership agreement of CPA18 LP dated as of January 1, 2015 (the “CPA18 LP Agreement”), by and between CPA18 LP, CPA:18 (as the general and limited partner), and Special General Partner (as the special general partner), pursuant to which, among other things, the Special General Partner was entitled to receive from CPA18 LP (i) certain distributions in respect of the special general partner interest (the amounts in this clause (i), the “Special GP Amount”); and (ii) distributions of capital proceeds upon a change of control event, and related allocation of profits and losses (together with the Special GP Amount, the “Advisor Closing Amounts”). Pursuant to the Merger Agreement, the Special General Partner waived its right to receive the Advisor Closing Amounts upon the consummation of the Merger.

Following the termination of the CPA18 Advisory Agreements, from and after the Closing, W. P. Carey will no longer receive fees, reimbursements or distributions of “available cash” from CPA:18.

The description of the effects of the Merger Agreement and the transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Prior Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued on July 27, 2022.

99.2	Press Release issued on August 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: August 1, 2022	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone Chief Financial Officer